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EXHIBIT 10.9

INSURANCE AND INDEMNITY AGREEMENT
Dated as of December 31, 2002

AMBAC ASSURANCE CORPORATION
as Insurer

BRL UNIVERSAL COMPRESSION FUNDING I 2002, L.P.
as Issuer

UNIVERSAL COMPRESSION, INC.
as Contributor and Manager

UCO COMPRESSION 2002 LLC
as Head Lessee

WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION
as Indenture Trustee

BRL Universal Compression Funding I 2002, L.P.
Series 2002-1 Notes and Certificates

Section 6.4	Consent to Jurisdiction	26
Section 6.5	Consent of the Insurer	26
Section 6.6	Counterparts	26
Section 6.7	Headings	26
Section 6.8	Governing Law	26
Section 6.9	Waiver of Immunity	26
Section 6.10	Limited Liability	27
Section 6.11	Entire Agreement; Facsimile Signatures	27
Section 6.12	Indenture Trustee	27
Section 6.13	Third-Party Beneficiary.	27
Section 6.14	Successor and Assigns	27
Section 6.15	No Proceedings	27

2

        INSURANCE AND INDEMNITY AGREEMENT, dated as of December 31, 2002 (as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, this "Insurance Agreement"), by and among AMBAC ASSURANCE CORPORATION, a stock insurance company organized and existing under the laws of the State of Wisconsin (together with its successors and permitted assigns, the "Insurer"), BRL UNIVERSAL COMPRESSION FUNDING I 2002, L.P., a limited partnership formed under the laws of the State of Delaware (together with its successors and permitted assigns, the "Issuer"), Universal COMPRESSION, INC., a corporation organized and existing under the laws of the State of Texas (together with its successors and permitted assigns, "Universal" or the "Contributor" or the "Manager"), UCO COMPRESSION 2002 LLC, a limited liability company formed under the laws of the State of Delaware (together with its successors and permitted assigns, the "Head Lessee"), and WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION, a national banking association, as Indenture Trustee (together with its successors and permitted assigns, the "Indenture Trustee").

PRELIMINARY STATEMENTS

        A.    The Indenture, dated as of December 31, 2002, between the Issuer and the Indenture Trustee (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the "Indenture"), relating to the issuance of the Series 2002-1 Notes.

        B.    The Amended and Restated Agreement of Limited Partnership of the Issuer, dated as of December 31, 2002, among BRL Universal Compression Management 2002, Inc., as General Partner, and the partners designated therein as Limited Partners (the "Limited Partnership Agreement"), relating to the issuance of the Certificates.

        C.    The parties hereto desire that the Insurer issue the Policies (as defined below) to the Indenture Trustee for the benefit of the Series 2002-1 Noteholders and the Certificateholders and to, among other things, specify the conditions precedent thereto, the premium in respect thereof and the indemnity, reimbursement, assignment, reporting and other obligations of the parties hereto other than the Insurer in consideration thereof.

        NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

        Section 1.1    Defined Terms.

        Capitalized terms used in this Insurance Agreement but not defined herein shall have the meanings assigned to such terms in the Policies and, to the extent not defined therein, the meanings assigned to such terms in Appendix A to the Indenture, as such Appendix A may be amended, supplemented or otherwise modified from time to time with the written consent of the Insurer; and in accordance with the provisions of the Indenture. The rules of usage set forth in such Appendix A shall apply to this Insurance Agreement.

        "Approvals" has the meaning specified in Section 2.5(a).

        "Certificate Amount" means collectively the Preferred Return Deficiency Amount and the Certificate Principal Deficiency Amount due on any Payment Date or the Draw Date, as applicable.

        "Certificate Policy" means the financial guaranty insurance policy number AB0638BE issued by the Insurer with respect to the Certificates on December 31, 2002, substantially in the form of Exhibit B hereto.

        "Consolidated Subsidiary" means any Subsidiary of Universal whose accounts are consolidated with those of Universal in Universal's consolidated financial statements on a basis consistently maintained during any accounting period.

        "Contributor" has the meaning specified in the preamble hereto.

        "Event of Default" has the meaning specified in Section 5.1.

        "Indemnified Party" has the meaning specified in Section 3.4.

        "Indemnifying Party" has the meaning specified in Section 3.4.

        "Indenture" has the meaning specified in the preliminary statements hereto.

        "Indenture Trustee" has the meaning specified in the preamble hereto.

        "Information" has the meaning specified in Section 2.1.

        "Initial Certificateholder" means, with respect to the Certificates, each of VFCC and Wachovia Investors, Inc.

        "Initial Purchaser" means, with respect to the Series 2002-1 Notes, VFCC.

        "Insurance Agreement" has the meaning specified in the preamble hereto.

        "Insured Party" means the Indenture Trustee as insured party under each Policy.

        "Insurer" has the meaning specified in the preamble hereto.

        "Investment Company Act" means the Investment Company Act of 1940, including, unless the context otherwise requires, the rules and regulations thereunder, as amended from time to time.

        "Issuer" has the meaning specified in the preamble hereto.

        "Late Payment Rate" means the lesser of (a) the greater of (i) the per annum rate of interest publicly announced from time to time by Citibank, N.A. as its prime or base lending rate (any change in such rate of interest to be effective on the date such change is announced by Citibank, N.A.), plus 2% per annum and (ii) the then applicable highest rate of interest on the Notes and (b) the maximum rate permissible under applicable usury or similar laws limiting interest rates. The Late Payment Rate shall be computed on the basis of the actual number of days elapsed over a year of 360 days.

        "Letter Agreement" means, individually or collectively, as the context may require, (i) that certain Insurer Letter Agreement, dated as of December 31, 2002, by and among Universal, in its individual capacity and as Manager under the Management Agreement, the Issuer, the Head Lessee, the Deal Agent, and the Insurer and (ii) that certain Deal Agent Letter Agreement, dated as of December 31, 2002, by and among Universal, in its individual capacity and as Manager under the Management Agreement, the Issuer, the Head Lessee, the Insurer and the Deal Agent, in each case, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

        "Limited Partnership Agreement" has the meaning specified in the preliminary statements hereto.

        "Manager" has the meaning specified in the preamble hereto.

        "Material Adverse Change" means any set of circumstances or events (a) which is or could reasonably be expected to be material and adverse to the business, financial condition, operations or properties of any Person or (b) which has had or could reasonably be expected to have a material and adverse effect on the ability of any Person to perform its respective obligations under the Related Documents, or a material and adverse effect on enforceability or validity of any Related Document or (c) which has had or could reasonably be expected to have a material and adverse effect on the rights and remedies of the Series 2002-1 Noteholders, the Certificateholders, the Series Enhancer or the Indenture Trustee.

        "Merger" has the meaning specified in Section 3.3(c).

        "Notes Policy" means the financial guaranty insurance policy number AB0637BE issued by the Insurer with respect to the Series 2002-1 Notes on December 31, 2002, substantially in the form of Exhibit A hereto.

        "Policy" means either or both, as the context may require, of the Notes Policy or the Certificate Policy.

        "Series 2002-1 Note Amount" means collectively the Series 2002-1 Note Interest Payment and Series 2002-1 Note Principal Balance due on any Payment Date or the Draw Date, as applicable.

        "Significant Subsidiary" means any consolidated Subsidiary of Universal whose consolidated assets are more than 10% of the consolidated assets of Universal and its consolidated Subsidiaries at the date of the most recent balance sheet furnished to the Insurer pursuant to the terms of this Insurance Agreement.

        "Subsidiary" means any corporation, partnership or joint venture in which Universal owns, directly or indirectly, more than 50% of the securities or interests having voting power.

        "Transactions" means the transactions contemplated by the Related Documents.

        "Universal" has the meaning specified in the preamble hereto.

ARTICLE II

REPRESENTATIONS, WARRANTIES AND COVENANTS

        Section 2.1    Representations and Warranties of Universal.

        Universal hereby makes to and for the benefit of the Insurer each of the representations and warranties made by Universal, whether in its capacity as Contributor, Manager or otherwise, in each of the Related Documents to which it is a party, including, but not limited to, Section 3.01 of the Contribution Agreement and Section 19 of the Management Agreement. Such representations and warranties are incorporated herein by this reference as if fully set forth herein. In addition, Universal represents and warrants to the Insurer as of the Closing Date as follows:

          (a)  The offer and sale of the Series 2002-1 Notes by the Issuer comply in all material respects with all requirements of applicable law, including all registration requirements of applicable securities laws.

          (b)  The Indenture is not required to be qualified under the Trust Indenture Act of 1939, as amended. The Issuer is not required to be registered as an "investment company" under the Investment Company Act. Neither the offer nor the sale of the Series 2002-1 Notes by the Issuer will be in violation of the Securities Act or any other federal or state securities law. Universal will, or will cause the Issuer to, satisfy any of the information reporting requirements of the Exchange Act arising out of the Transaction to which it or the Issuer is subject.

          (c)  Neither the Related Documents nor any other information relating to any Contributed Asset, Sold Asset or any other Collateral, the operations of Universal or the financial condition of Universal (as amended, supplemented or superseded, collectively, the "Information") furnished to the Insurer by Universal contains any statement of a material fact which was untrue or misleading in any material respect when made. Universal has no knowledge of any circumstances that could reasonably be expected to cause a Material Adverse Change with respect to Universal. Since the furnishing of the Information, there has been no change nor any development or event involving a prospective change known to Universal that would render any of the Related Documents untrue or misleading in any material respect. The information on Schedule 2.1 supplements the financial information provided to the Insurer on or prior to the Closing Date.

          (d)  The execution, delivery and performance of this Insurance Agreement and each of the other Related Documents by Universal will not: (a) contravene any provision of its Organizational Documents; (b) contravene, conflict with or violate any applicable law or regulation, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that could result in a Material Adverse Change; or (c) violate or result in the breach of, or constitute (with or without notice or lapse of time or both) a default under this Agreement, the Related Documents, any other indenture or other loan or credit agreement, or other agreement or instrument to which Universal is a party or by which Universal, or its property and assets may be bound or affected that could result in a Material Adverse Change or result in a Lien on the Collateral other than Permitted Encumbrances. Universal is not in violation or breach of or default under any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any contract, agreement, lease, license, indenture or other instrument to which it is a party that could result in a Material Adverse Change.

          (e)  This Insurance Agreement is, and each Related Document to which Universal is a party, when duly executed and delivered, will be, legal, valid and binding obligations of Universal, enforceable against Universal in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies.

        Section 2.2    Affirmative Covenants of Universal.

        Universal hereby makes, to and for the benefit of the Insurer, all of the covenants made by Universal, whether in its capacity as Contributor, Manager or otherwise, in the Related Documents to which it is a party, including, but not limited to, Section 4.01 of the Contribution Agreement, and Section 9 of the Management Agreement. Such covenants are hereby incorporated herein by this reference as if fully set forth herein, and may not be amended except by an amendment complying with the terms of the last sentence of Section 6.1. In addition, Universal hereby agrees that during the term of this Insurance Agreement, unless the Insurer shall otherwise expressly consent in writing:

          (a)    Compliance with Agreements and Applicable Laws.    Universal shall comply with the terms and conditions of and perform its obligations under the Related Documents to which it is a party and shall comply in all material respects with any Applicable Law where non-compliance with such Applicable Law would cause a Material Adverse Change with respect to Universal.

          (b)    Existence.    Except as permitted below, Universal will keep in full effect its existence, rights and franchises as a corporation organized under the laws of the State of Texas, and will obtain and preserve its Organizational Documents and shall maintain all licenses, permits, charters and registrations which are material to the conduct of its business, and maintain its qualification in each jurisdiction in which such qualification is necessary to protect the validity and enforceability of this Insurance Agreement, the Series 2002-1 Notes, the Certificates and each of the other Related Documents. The principal place of business and chief executive office of Universal is at 4444 Brittmoore Road, Houston, Texas 77041. Universal shall not establish a new chief executive office or jurisdiction of organization outside the United States of America. Universal is formed under the laws of the State of Texas and no other location. Universal shall not change its name, establish a new location for its chief executive office or its jurisdiction of organization, or change its form of organization, unless (i) Universal shall provide the Insurer not less than sixty (60) days' prior written notice of its intention so to do, clearly describing such new location or jurisdiction and providing such other information in connection therewith as the Insurer may reasonably request, and (ii) not less than fifteen (15) days' prior to the effective date of such change or relocation, Universal shall have taken, at its own cost, all action necessary so that such change of location does not impair the security interest of the Insurer, the Noteholders and Indenture

  Trustee in the Collateral, or the perfection of the sale or contribution of the Compressors to the Head Lessee or the Head Lessor, as the case may be, and shall have delivered to the Indenture Trustee copies of all filings required in connection therewith together with an Opinion of Counsel, satisfactory to the Insurer, to the effect that such change of location or jurisdiction does not impair either the perfection or priority of the Indenture Trustee's security interest in any Collateral.

          (c)    Notice of Material Events.    Universal shall be obligated promptly to inform the Insurer in writing of the occurrence of any of the following:

            (i)    the submission of any claim or the initiation of any legal process, litigation or administrative or judicial investigation, or disciplinary proceeding by or against Universal that would likely result in a Material Adverse Change with respect to Universal or the promulgation of any proceeding or any proposed or final ruling in connection with any such litigation, investigation or proceeding which would be reasonably likely to result in a Material Adverse Change with respect to Universal;

            (ii)  within two (2) Business Days of the occurrence thereof, the occurrence of any Event of Default; or

            (iii)  the receipt of written notice that (A) any license, permit, charter, registration or approval necessary for the conduct of Universal's business is to be, or may be, suspended or revoked and such suspension or revocation would be reasonably likely to result in a Material Adverse Change with respect to Universal or (B) Universal is to cease and desist any practice, procedure or policy employed by Universal in the conduct of its business, and such cessation would be reasonably likely to result in a Material Adverse Change with respect to Universal.

          (d)    Inspections.    Universal shall comply with its agreements and covenants in the Letter Agreement and the Intercreditor Agreement, including those with respect to rights of Inspection (as defined in the Letter Agreement) granted to the Insurer.

          (e)    Closing Documents.    Universal shall provide or cause to be provided to the Insurer an executed original copy of each Related Document and a copy of each other document executed in connection with the closing of the Transactions within 30 days of the Closing Date.

          (f)    Reserved.

          (g)    Financial Reporting.    Universal shall provide or cause to be provided to the Insurer the following:

            (i)    Annual and Quarterly Financial Statements; Other Reporting.    The financial statements required pursuant to Section 629 of the Indenture and Section 9.1 of the Management Agreement, as and when required pursuant to such section, any other reporting or financial information required to be provided to the Insurer pursuant to the terms of the Related Documents, as and when required pursuant to such terms and, with respect to any Affiliates of Universal retained by Universal, the financial statements required to be provided by Universal pursuant to Section 629 of the Indenture and Section 9.1 of the Management Agreement, as and when required pursuant to such sections.

            (ii)    Compliance Certificate.    Together with the financial statements required under Section 629 of the Indenture and Section 9.1 of the Management Agreement, a compliance certificate signed by Universal's principal financial officer stating that to the best of such Person's knowledge, (i) Universal is in compliance with its obligations hereunder and under the other Related Documents, and (ii) no Event of Default or Trigger Event exists hereunder or under any other indebtedness of Universal for borrowed money whether on or off balance sheet, and no event exists which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default, and if any such event exists, stating the nature and status thereof (including all relevant financial and other information and amounts used in determining whether such Event of Default exists).

            (iii)    S.E.C. Filings.    Promptly after the filing thereof, copies of all registration statements and annual, quarterly or other regular reports which Universal or any Significant Subsidiary files with the Securities and Exchange Commission.

            (iv)    Shareholders Statements and Reports.    Promptly after the furnishing thereof to the shareholders of Universal or UCH, as the case may be, copies of all financial statements and reports so furnished.

          (h)    Financial Projections.    At least annually, and simultaneously with delivery of its audited financial statements, three (3) years' projected financial information prepared by Universal in the ordinary course of business and delivered by Universal to its lenders under the Senior Secured Credit Agreement or any of its other lenders or creditors, including revisions of previously delivered information, in each case concurrently with delivery thereof to such other lenders. Such projections shall include balance sheets, income statements and cash flows by business segment.

          (i)    Public Debt Ratings.    Promptly, but in any event within five (5) Business Days after the date of any change in UCH's public debt ratings, Universal shall deliver to the Insurer a written confirmation of Universal's public debt ratings after giving effect to such change.

          (j)    Reserved.

          (k)    Other Information.    Universal shall provide to the Insurer such other information (including non-financial information) in respect of the Collateral, the Transactions and the Related Documents and such other financial or operating information in respect of Universal, the Issuer or any Significant Subsidiary, in each case, which the Insurer may from time to time reasonably request.

        Section 2.3    Negative Covenants of Universal.

        Universal hereby agrees that during the term of this Insurance Agreement, unless the Insurer shall otherwise expressly consent in writing:

          (a)    Impairment of Rights.    Universal shall not take any action, or fail to take any action, if such action or failure to take action (x) is reasonably likely to result in a Material Adverse Change or (y) is reasonably likely to interfere with the enforcement of any rights of the Insurer under or with respect to any of the Related Documents. Universal shall give the Insurer written notice of any such action or failure to act promptly prior to the date of consummation of such action or failure to act. Universal shall furnish to the Insurer all information requested by it that is reasonably necessary to determine compliance with this paragraph.

          (b)    Amendments, Etc.    Universal shall not modify, amend or waive, or consent to any modification or amendment of, any of the terms, provisions or conditions of the Related Documents to which it is a party without the prior written consent of the Insurer thereto to the extent that the Insurer is the Control Party or the Series Enhancer and such consent is required pursuant to the terms of the applicable Related Document.

          (c)    Limitation on Mergers, Etc.    Universal agrees, for the benefit of the Insurer, that it shall not cause or permit any event to occur that would result in a Manager Default under Section 12.1(j) of the Management Agreement. The agreements of Universal set forth in this Section 2.3(c) shall survive the resignation or removal of the Manager and the termination of the Management Agreement.

        Section 2.4    Representations and Warranties of the Insurer.

        The Insurer represents and warrants to the Indenture Trustee (on behalf of the Series 2002-1 Noteholders and the Certificateholders), the Issuer and Universal as follows:

          (a)    Organization and Licensing.    The Insurer is a stock insurance corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin.

          (b)    Corporate Power.    The Insurer has the corporate power and authority to issue the Policies and execute and deliver this Insurance Agreement and to perform all of its obligations hereunder and thereunder.

          (c)    Authorization; Approvals.    All proceedings legally required for the issuance of the Policies and the execution, delivery and performance of this Insurance Agreement have been taken and all licenses, orders, consents or other authorizations or approvals of the Insurer's board of directors or stockholders or any governmental boards or bodies legally required for the enforceability of the Policies have been obtained or are not material to the enforceability of the Policies.

          (d)    Enforceability.    The Policies, when issued, will constitute, and this Insurance Agreement constitutes, a legal, valid and binding obligation of the Insurer, enforceable in accordance with its terms, subject to insolvency, liquidation, rehabilitation, reorganization, moratorium, receivership and other similar laws affecting creditors' rights generally and by general principles of equity and subject to principles of public policy limiting the right to enforce the indemnification provisions contained therein and herein, insofar as such provisions relate to indemnification for liabilities arising under federal securities laws.

          (e)    No Conflict.    The execution by the Insurer of this Insurance Agreement and the issuance of the Policies will not, and the satisfaction of the terms hereof will not, conflict with or result in a breach of any of the terms, conditions or provisions of the Certificate of Incorporation or By-Laws of the Insurer, or any restriction contained in any contract, agreement or instrument to which the Insurer is a party or by which it is bound or constitute a default under any of the foregoing which would materially and adversely affect its ability to perform its obligations under the Policies or this Insurance Agreement.

        Section 2.5    Representations and Warranties of the Issuer.

        The Issuer hereby makes, to and for the benefit of the Insurer, each of the representations and warranties made by the Issuer in the Related Documents to which it is a party including, but not limited to, Article V of the Indenture and the Sale Agreement. Such representations and warranties are incorporated herein by this reference as if fully set forth herein, and may not be amended except by an amendment complying with the terms of Section 6.1. In addition, the Issuer represents and warrants to the Insurer as of the Closing Date as follows:

          (a)    Due Organization and Qualification.    Issuer is a Delaware limited partnership duly formed and validly existing and is duly qualified to do business in each jurisdiction where the nature of its business requires it to qualify, except where the failure to do so would not have a material adverse effect upon the Issuer, the Collateral or the ability of the Issuer to perform its obligations under the Related Documents to which it is a party. The General Partner is a Delaware corporation duly formed, validly existing and in good standing and is qualified to do business in each jurisdiction where the nature of its business requires it to qualify, except where the failure to do so would not have a material adverse effect upon the General Partner or the ability of the General Partner to perform its obligations under the Related Documents to which it is a party. Each of the Issuer and the General Partner is in compliance with, and has obtained all necessary licenses, permits, charters, registrations and approvals (together, "Approvals") required under applicable law necessary for the conduct of its business as currently conducted and as described in its Organizational Documents, and for the performance of its obligations under the Related Documents, in each jurisdiction where the failure to be so qualified, licensed or approved, could reasonably be expected to render any Related Document to which it is a party unenforceable in any respect or to have a material adverse effect upon the Transactions or such Person's ability to perform its obligations under and comply with the terms of this Insurance Agreement and any other Related Document to which it is party.

          (b)    Power and Authority.    Issuer has the partnership power and authority and is duly authorized to execute and deliver this Insurance Agreement and the other Related Documents to which it is a party, and is, and will continue to be, authorized to perform its obligations under this Insurance Agreement and under the other Related Documents to which it is a party and to consummate the Transactions.

          (c)    Due Authorization.    The execution, delivery and performance of the Related Documents by the Issuer has been duly authorized by all necessary company action under Delaware law and do not require any additional approvals or consents, or other action by or any notice to or filing with any Person, including any Governmental Authority, which have not previously been obtained.

          (d)    Noncontravention.    The execution and delivery by the Issuer of the Related Documents to which it is a party, the consummation of the Transactions and the satisfaction of the terms and conditions of the Related Documents do not and will not:

            (i)    conflict with or result in any breach or violation of any provision of the Organizational Documents of the Issuer or any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award currently in effect having applicability to either the Issuer or any of its properties, including regulations issued by any administrative agency or other Governmental Authority having supervisory powers over the Issuer;

            (ii)  constitute a default by the Issuer under, result in the acceleration of any obligation under, or breach any material provision of any loan agreement, mortgage, indenture or other agreement or instrument to which the Issuer either is a party or by which any of its properties are or may be bound or affected; or

            (iii)  result in or require the creation of any lien upon or in respect of any assets of the Issuer, except as otherwise expressly contemplated by the Related Documents.

          (e)    Legal Proceedings.    There is no action, proceeding or investigation by or before any court, governmental or administrative agency or arbitrator against or affecting the Issuer, any properties or rights of the Issuer or the Collateral pending or, to the Issuer's knowledge, threatened.

          (f)    Valid and Binding Obligations.    The Related Documents, the Certificates, and the Series 2002-1 Notes, when executed, authenticated and delivered in accordance with the applicable Related Documents, will be validly issued and outstanding and entitled to the benefits of the Indenture and will constitute the legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their respective terms, except as such enforceability may be limited by insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equitable principles.

          (g)    Compliance with Law, Etc.    No practice, procedure or policy employed, or proposed to be employed, by the Issuer in the conduct of its business violates any law, regulation, judgment, agreement, order or decree applicable to the Issuer, that, if enforced, is reasonably likely to result in a Material Adverse Change with respect to the Issuer.

          (h)    Accuracy of Information.    The information or statements contained in the Related Documents furnished to the Insurer by the Issuer, as amended, supplemented or superseded on or prior to the date hereof, taken as a whole, do not, if restated at and as of the date hereof, contain any statement of a material fact or omit to state a material fact necessary to make such information or statements misleading in any material respect.

          (i)    Compliance with Securities Laws.    The offer and sale of the Series 2002-1 Notes and the Certificates by the Issuer comply in all material respects with all requirements of law, including all registration requirements of applicable securities laws. Neither the offer nor the sale of the Series 2002-1 Notes or the Certificates by the Issuer has been or will be in violation of the Securities Act or any other federal or state securities laws. The Indenture is not required to be qualified under the Trust Indenture Act of 1939, as amended. The Issuer is not required to be registered as an "investment company" under the Investment Company Act. The Issuer will satisfy any of the information reporting requirements of the Exchange Act arising out of the Transaction to which it is subject.

          (j)    Solvency; Fraudulent Conveyance.    The Issuer is solvent and will not be rendered insolvent by the Transactions and, after giving effect to the Transactions, the Issuer will not be left with an unreasonably small amount of capital with which to engage in its business, and the Issuer does not intend to incur, nor believes that it has incurred, debts beyond its ability to pay as they mature. The Issuer does not contemplate the commencement of insolvency, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official with respect to it or any of its assets. The Issuer is not pledging the Collateral under the Indenture with any intent to hinder, delay or defraud its creditors.

          (k)    Only Place of Business.    The chief executive office and principal place of business of the Issuer is located at 2911 Turtlecreek Boulevard, Suite 1240, Dallas, Texas 75219.

        Section 2.6    Affirmative Covenants of the Issuer.

        The Issuer hereby makes, to and for the benefit of the Insurer, all of the covenants of the Issuer set forth in the Related Documents to which it is a party, including, but not limited to, Article VI of the Indenture. Such covenants are incorporated herein by this reference, and may not be amended except by an amendment complying with the terms of Section 6.1. In addition, the Issuer hereby agrees that during the term of this Insurance Agreement, unless the Insurer shall otherwise expressly consent in writing:

          (a)    Compliance with Agreements and Applicable Laws.    The Issuer shall comply with the terms and conditions of and perform its obligations under the Related Documents to which it is a party and shall comply in all material respects with any Applicable Law.

          (b)    Existence.    The Issuer will (i) keep in full effect its existence, rights and franchises as a limited partnership organized under the laws of the State of Delaware, (ii) conduct its business in accordance with the terms of its Organizational Documents, (iii) maintain all licenses, permits, charters and registrations, which are material to the conduct of its business, in accordance with the terms of its Organizational Documents and (iv) obtain and preserve its qualification in each jurisdiction in which such qualification is necessary to protect the validity and enforceability of this Insurance Agreement, the Series 2002-1 Notes and the Certificates.

          (c)    Inspections.    The Issuer shall comply with its agreements and covenants in the Letter Agreement and the Intercreditor Agreement, including those with respect to rights of Inspection (as defined in the Letter Agreement) granted to the Insurer.

          (d)    Notice of Material Events.    The Issuer shall be obligated promptly to inform the Insurer in writing of the occurrence of any of the following:

            (i)    the submission of any claim or the initiation of any legal process, litigation or administrative or judicial investigation, or disciplinary proceeding by or against the Issuer that would likely result in a Material Adverse Change with respect to the Issuer or the promulgation of any proceeding or any proposed or final ruling in connection with any such litigation, investigation or proceeding which would reasonably likely to result in a Material Adverse Change with respect to the Issuer;

            (ii)  the occurrence of an Event of Default in respect of the Issuer;

            (iii)  the commencement of any proceedings by or against the Issuer under any applicable reorganization, liquidation, rehabilitation, insolvency or other similar law now or hereafter in effect or of any proceeding in which a receiver, liquidator, conservator, trustee or similar official shall have been, or may be, appointed or requested for the Issuer or any of its assets; or

            (iv)  the receipt of written notice that (A) any license, permit, charter, registration or approval necessary for the conduct of the Issuer's business is to be, or may be, suspended or revoked and such suspension or revocation would be reasonably likely to result in a Material Adverse Change with respect to such Issuer or (B) the Issuer is to cease and desist any practice, procedure or policy employed by the Issuer in the conduct of its business, and such cessation would be reasonably likely to result in a Material Adverse Change with respect to the Issuer.

          (e)    Reserved.

          (f)    Maintenance of Licenses.    The Issuer shall maintain all licenses, permits, charters and registrations which are material to the conduct of its business.

          (g)    Exemption from Securities Act Registration.    The Issuer shall take all actions necessary to exempt the sale of the Series 2002-1 Notes and the Certificates to the Initial Purchaser and the Initial Certificateholder, as applicable, from registration under the Securities Act and under any applicable securities laws of any state of the United States where Series 2002-1 Notes or Certificates may be offered or sold. Pursuant to the terms of the Series 2002-1 Note Purchase Agreement, the Issuer will require the Initial Purchaser and the Initial Certificateholder to comply with limitations on the resale of Series 2002-1 Notes or Certificates, as applicable, and will enforce such limitations thereunder.

          (h)    Financial Reporting.    The Issuer shall provide or cause to be provided to the Insurer, as soon as practicable and in any event within 120 days after the end of each fiscal year of the Issuer, annual balance sheets of the Issuer as at the end of such fiscal year and the notes thereto, and the related statements of income and cash flows and the respective notes thereto for such fiscal year certified by the principal financial officer of the Issuer.

          (i)    Financial Statements.    The financial statements and books and records of the Issuer will reflect the separate existence of the Issuer and Universal and will present fairly the financial position of the Issuer.

          (j)    Other Information.    The Issuer shall provide to the Insurer such other information (including non-financial information) in respect of the Transactions and the Related Documents and such other financial or operating information in respect of the Issuer, in each case, which the Insurer may from time to time reasonably request, provided that such information is available from the books and records of the Issuer and can be generated by Universal's then existing data processing system.

          (k)    Operation of the Issuer.    The Issuer shall comply with the provisions of its organizational documents, including those that restrict its activities and impose requirements intended to preserve its separateness from other entities.

        Section 2.7    Negative Covenants of the Issuer.

        The Issuer hereby agrees that during the term of this Insurance Agreement, unless the Insurer shall otherwise expressly consent in writing:

          (a)    Impairment of Rights.    The Issuer shall not take any action, or fail to take any action, if such action or failure to take action (x) is reasonably likely to result in a Material Adverse Change or (y) is reasonably likely to interfere with the enforcement of any rights of the Insurer under or with respect to any of the Related Documents. The Issuer shall give the Insurer written notice of any such action or failure to act promptly prior to the date of consummation of such action or failure to act. The Issuer shall furnish to the Insurer all information requested by it that is reasonably necessary to determine compliance with this paragraph.

          (b)    Amendments, Etc.    The Issuer shall not modify, amend or waive, or consent to any modification, amendment or waiver of, any of the terms, provisions or conditions of the Related Documents to which it is a party without the consent of the Insurer thereto to the extent that the Insurer is the Control Party or the Series Enhancer and such consent is required pursuant to the applicable Related Document. The Issuer shall not modify, amend or waive, or consent to any modification or amendment of, any of the provisions of its organizational documents without the consent of the Insurer.

          (c)    Limitation on Mergers, Etc.    The Issuer shall not consolidate with or merge with or into any Person, liquidate or dissolve or transfer all or substantially all of its assets to any Person.

          (d)    Certificates.    The Issuer shall not amend, modify or waive any of the terms and conditions governing the Certificates.

          (e)    Certain Other Limitations.    The Issuer shall not be named as an insured on the insurance policy covering the property of Universal, or enter into an agreement with the holder of such policy whereby in the event of a loss in connection with such property not owned by the Issuer, proceeds are paid to the Issuer.

        Section 2.8    Representations and Warranties of the Head Lessee.

        The Head Lessee hereby makes, to and for the benefit of the Insurer, each of the representations and warranties made by the Head Lessee in the Related Documents to which it is a party including, but not limited to, Section 4 of the Head Lessee Security Agreement. Such representations and warranties are incorporated herein by this reference as if fully set forth herein, and may not be amended except by an amendment complying with the terms of Section 6.1. In addition, the Head Lessee represents and warrants to the Insurer as of the Closing Date as follows:

          (a)    Due Organization and Qualification.    The Head Lessee is a Delaware limited liability company duly formed and validly existing and is duly qualified to do business in each jurisdiction where the nature of its business requires it to qualify, except where the failure to do so could not result in a Material Adverse Change upon the Head Lessee, the Collateral or the ability of the Head Lessee to perform its obligations under the Related Documents to which it is a party. The Head Lessee is in compliance with, and has obtained all necessary licenses, permits, charters, registrations and approvals required under applicable law necessary for the conduct of its business as currently conducted and as described in its Organizational Documents, and for the performance of its obligations under the Related Documents, in each jurisdiction where the failure to be so qualified, licensed or approved, could reasonably be expected to render any Related Document to which it is a party unenforceable in any respect or to result in a Material Adverse Change upon the Transactions or such Person's ability to perform its obligations under and comply with the terms of this Insurance Agreement and any other Related Document to which it is party.

          (b)    Power and Authority.    Head Lessee has the limited liability company power and authority and is duly authorized to execute and deliver this Insurance Agreement and the other Related Documents to which it is a party, and is, and will continue to be, authorized to perform its obligations under this Insurance Agreement and under the other Related Documents to which it is a party and to consummate the Transactions.

          (c)    Due Authorization.    The execution, delivery and performance of the Related Documents by the Head Lessee has been duly authorized by all necessary company action under Delaware law and do not require any additional approvals or consents, or other action by or any notice to or filing with any Person, including any Governmental Authority, which have not previously been obtained.

          (d)    Noncontravention.    The execution and delivery by the Head Lessee of the Related Documents to which it is a party, the consummation of the Transactions and the satisfaction of the terms and conditions of the Related Documents do not and will not:

            (i)    conflict with or result in any breach or violation of any provision of the Organizational Documents of the Head Lessee or any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award currently in effect having applicability to either the Head Lessee or any of its properties, including regulations issued by any administrative agency or other Governmental Authority having supervisory powers over the Head Lessee;

            (ii)  constitute a default by the Head Lessee under, result in the acceleration of any obligation under, or breach any material provision of any loan agreement, mortgage, indenture or other agreement or instrument to which the Head Lessee either is a party or by which any of its properties are or may be bound or affected; or

            (iii)  result in or require the creation of any lien upon or in respect of any assets of the Head Lessee, except as otherwise expressly contemplated by the Related Documents.

          (e)    Legal Proceedings.    There is no action, proceeding or investigation by or before any court, governmental or administrative agency or arbitrator against or affecting the Head Lessee, any properties or rights of the Head Lessee or the Collateral pending or, to the Head Lessee's knowledge, threatened.

          (f)    Compliance with Law, Etc.    No practice, procedure or policy employed, or proposed to be employed, by the Head Lessee in the conduct of its business violates any law, regulation, judgment, agreement, order or decree applicable to the Head Lessee, that, if enforced, is reasonably likely to result in a Material Adverse Change with respect to the Head Lessee.

          (g)    Accuracy of Information.    The information or statements contained in the Related Documents furnished to the Insurer by the Head Lessee, as amended, supplemented or superseded on or prior to the date hereof, taken as a whole, do not, if restated at and as of the date hereof, contain any statement of a material fact or omit to state a material fact necessary to make such information or statements misleading in any material respect.

          (h)    Solvency; Fraudulent Conveyance.    The Head Lessee is solvent and will not be rendered insolvent by the Transactions and, after giving effect to the Transactions, the Head Lessee will not be left with an unreasonably small amount of capital with which to engage in its business, and the Head Lessee does not intend to incur, nor believes that it has incurred, debts beyond its ability to pay as they mature. The Head Lessee does not contemplate the commencement of insolvency, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official with respect to it or any of its assets. The Head Lessee is not pledging the Collateral under the Head Lessee Security Agreement with any intent to hinder, delay or defraud its creditors.

          (i)    Only Place of Business.    The chief executive office and principal place of business of the Head Lessee is located at 4444 Brittmoore Road, Houston Texas 77041.

        Section 2.9    Affirmative Covenants of the Head Lessee.

        The Head Lessee hereby makes, to and for the benefit of the Insurer, all of the covenants of the Head Lessee set forth in the Related Documents to which it is a party, including, but not limited to, Section 5 of the Head Lessee Security Agreement. Such covenants are incorporated herein by this reference, and may not be amended except by an amendment complying with the terms of Section 6.1. In addition, the Head Lessee hereby agrees that during the term of this Insurance Agreement, unless the Insurer shall otherwise expressly consent in writing:

          (a)    Compliance with Agreements and Laws.    The Head Lessee shall comply with the terms and conditions of and perform its obligations under the Related Documents to which it is a party and shall comply in all material respects with any applicable law.

          (b)    Existence.    The Head Lessee will (i) keep in full effect its existence, rights and franchises as a limited liability company organized under the laws of the State of Delaware, (ii) conduct its business in accordance with the terms of its Organizational Documents, (iii) maintain all licenses, permits, charters and registrations, which are material to the conduct of its business, in accordance with the terms of its Organizational Documents and (iv) obtain and preserve its qualification in each jurisdiction in which such qualification is necessary to protect the validity and enforceability of its obligations under the Head Lessee Security Agreement.

          (c)    Inspections.    The Head Lessee shall comply with its agreements and covenants in the Letter Agreement and the Intercreditor Agreement, including those with respect to rights of Inspection (as defined in the Letter Agreement) granted to the Insurer.

          (d)    Notice of Material Events.    The Head Lessee shall be obligated promptly to inform the Insurer in writing of the occurrence of any of the following:

            (i)    the submission of any claim or the initiation of any legal process, litigation or administrative or judicial investigation, or disciplinary proceeding by or against the Head Lessee that would likely result in a Material Adverse Change with respect to the Head Lessee or the promulgation of any proceeding or any proposed or final ruling in connection with any such litigation, investigation or proceeding which would reasonably likely to result in a Material Adverse Change with respect to the Head Lessee;

            (ii)  the occurrence of an Event of Default or Trigger Event in respect of the Head Lessee;

            (iii)  the commencement of any proceedings by or against the Head Lessee under any applicable reorganization, liquidation, rehabilitation, insolvency or other similar law now or hereafter in effect or of any proceeding in which a receiver, liquidator, conservator, trustee or similar official shall have been, or may be, appointed or requested for the Head Lessee or any of its assets; or

            (iv)  the receipt of written notice that (A) any license, permit, charter, registration or approval necessary for the conduct of the Head Lessee's business is to be, or may be, suspended or revoked and such suspension or revocation would be reasonably likely to result in a Material Adverse Change with respect to such Head Lessee or (B) the Head Lessee is to cease and desist any practice, procedure or policy employed by the Head Lessee in the conduct of its business, and such cessation would be reasonably likely to result in a Material Adverse Change with respect to the Head Lessee.

          (e)    Reserved.

          (f)    Maintenance of Licenses.    The Head Lessee shall maintain all licenses, permits, charters and registrations which are material to the conduct of its business.

          (g)    Financial Reporting.    The Head Lessee shall provide or cause to be provided to the Insurer, as soon as practicable and in any event within 120 days after the end of each fiscal year of the Head Lessee, annual balance sheets of the Head Lessee as at the end of such fiscal year and the notes thereto, and the related statements of income and cash flows and the respective notes thereto for such fiscal year certified by the principal financial officer of the Head Lessee.

          (h)    Financial Statements.    The financial statements and books and records of the Head Lessee will reflect the separate existence of the Head Lessee and Universal and will present fairly the financial position of the Head Lessee.

          (i)    Other Information.    The Head Lessee shall provide to the Insurer such other information (including non-financial information) in respect of the Transactions and the Related Documents and such other financial or operating information in respect of the Head Lessee, in each case, which the Insurer may from time to time reasonably request, provided that such information is available from the books and records of the Head Lessee and can be generated by Universal's then existing data processing system.

          (j)    Operation of the Head Lessee.    The Head Lessee shall comply with the provisions of its organizational documents, including those that restrict its activities and impose requirements intended to preserve its separateness from other entities.

        Section 2.10    Negative Covenants of the Head Lessee.

        The Head Lessee hereby agrees that during the term of this Insurance Agreement, unless the Insurer shall otherwise expressly consent in writing:

          (a)    Impairment of Rights.    The Head Lessee shall not take any action, or fail to take any action, if such action or failure to take action (x) is reasonably likely to result in a Material Adverse Change or (y) is reasonably likely to interfere with the enforcement of any rights of the Insurer under or with respect to any of the Related Documents. The Head Lessee shall give the Insurer written notice of any such action or failure to act promptly prior to the date of consummation of such action or failure to act. The Head Lessee shall furnish to the Insurer all information requested by it that is reasonably necessary to determine compliance with this paragraph.

          (b)    Amendments, Etc.    The Head Lessee shall not modify, amend or waive, or consent to any modification, amendment or waiver of, any of the terms, provisions or conditions of the Related Documents to which it is a party without the consent of the Insurer thereto to the extent that the Insurer is the Control Party or the Series Enhancer and such consent is required pursuant to the applicable Related Document. The Head Lessee shall not modify, amend or waive, or consent to any modification or amendment of, any provision of its organizational documents without the consent of the Insurer.

          (c)    Limitation on Mergers, Etc.    The Head Lessee shall not consolidate with or merge with or into any Person, liquidate or dissolve or transfer all or substantially all of its assets to any Person until payment in full of all Head Lessee Secured Obligations.

          (d)    Certain Other Limitations.    The Head Lessee shall not be named as an insured on the insurance policy covering the property of Universal, or enter into an agreement with the holder of such policy whereby in the event of a loss in connection with such property not owned by the Head Lessee, proceeds are paid to the Head Lessee.

ARTICLE III

THE POLICY; REIMBURSEMENT

        Section 3.1    Issuance of the Policies.

        The Insurer agrees to issue the Policies on the Closing Date subject to satisfaction of the conditions precedent set forth below:

          (a)    Payment of Initial Premium and Expenses.    The applicable parties shall have been paid their related fees and expenses payable in accordance with Section 3.2.

          (b)    Related Documents.    The conditions to consummation of the Transactions set forth in Article V of the Series 2002-1 Supplement shall have been satisfied.

          (c)    Representations and Warranties; Certificate.    The representations and warranties of Universal and the Issuer set forth or incorporated by reference in this Insurance Agreement shall be true and correct on and as of the Closing Date as if made on the Closing Date, and the Insurer shall have received a certificate of appropriate officers of Universal and the Issuer to that effect;

          (d)    No Litigation, Etc.    No suit, action or other Proceeding, investigation or injunction, or final judgment relating thereto, shall be pending with respect to any party or, to such party's knowledge, threatened before any court, governmental or administrative agency or arbitrator in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with any of the Related Documents or the consummation of the Transactions;

          (e)    Legality.    No statute, rule, regulation or order shall have been enacted, entered or deemed applicable by any government or governmental or administrative agency or court that would make the Transactions illegal or otherwise prevent the consummation thereof;

          (f)    No Event of Default.    No Event of Default or Trigger Event shall have occurred;

          (g)    Satisfaction of Conditions of the Series 2002-1 Note Purchase Agreement.    All conditions in the Series 2002-1 Note Purchase Agreement relating to the Initial Purchaser's obligation to purchase the Series 2002-1 Notes, and all of the conditions relating to the Initial Certificateholders' obligation to acquire the Certificates, shall have been fulfilled to the satisfaction of the Insurer, with such satisfaction deemed to have occurred upon issuance of the applicable Policy. The Insurer shall have received copies of each of the Related Documents and shall be entitled to rely on each of the documents required to be delivered to the Initial Purchaser and the Initial Certificateholders pursuant to the Related Documents, including the items described in Schedule I of the Series 2002-1 Note Purchase Agreement (other than the opinion of counsel to the Insurer);

          (h)    Issuance of Series 2002-1 Notes Ratings.    The Insurer shall have received confirmation that upon issuance of the Notes Policy each of the Series 2002-1 Notes will be rated at least AAA by S&P and Aaa by Moody's, and that the risk secured by Notes Policy is rated no lower than BBB by S&P and Baa3 by Moody's;

          (i)    Issuance of Certificates Ratings.    The Insurer shall have received confirmation that upon issuance of the Certificates Policy each of the Certificates will be rated at least AAA by S&P and Aaa by Moody's, and that the risk secured by the Certificates Policy is rated no lower than BBB by S&P and Baa3 by Moody's;

          (j)    Approvals, Etc.    The Insurer shall have received true and correct copies of all approvals, licenses and consents, if any, required in connection with the Transaction;

          (k)    Interest Rate Hedge Agreements.    The Issuer shall have entered into one or more Interest Rate Hedge Agreements with respect to the Series 2002-1 Notes and the Certificates, with the terms and conditions of each such Interest Rate Hedge Agreement satisfactory in form and substance to the Insurer;

          (l)    Premium Letter; Intercreditor Agreement.    The Insurer, Universal and the Issuer shall have executed the Premium Letter, and the Issuer, Universal, the Indenture Trustee, the Head Lessee, the Head Lessor, the Bank Agent, the Intercreditor Collateral Agent and the Additional Universal Lenders that from time to time become a party thereto shall have executed the Intercreditor Agreement;

          (m)    Certified Copies.    The Insurer shall have received (i) an executed copy of each Related Document and (ii) a copy of the Senior Secured Revolving Credit Agreement as of such date certified by a Responsible Officer of Universal;

          (n)    Indenture Trustee Notice.    The Indenture Trustee shall have received and acknowledged receipt of notice of the Transactions and of the matters contemplated by this Insurance Agreement in form and substance satisfactory to the Insurer, including limitation on waivers, amendments or modifications to the Head Lease without the prior written consent of the Insurer;

          (o)    Opinions.    The Insurer shall have received opinions of counsel to the Issuer and Universal concerning the perfection of the Indenture Trustee's security interest in the Collateral and other matters under the laws of the United States, and shall have received copies of any opinions delivered to the Rating Agencies, the Series 2002-1 Noteholders, the Certificateholders, the Indenture Trustee or the Deal Agent, in each case addressed to, and in form and substance satisfactory to, the Insurer;

          (p)    Certificates of Issuer.    The Insurer shall have received a copy of the terms and conditions governing Certificates of the Issuer, satisfactory in form and substance to the Insurer;

          (q)    Termination of Existing Securitization Transaction.    The Insurer shall have received evidence, in form and substance reasonably satisfactory to it, that the asset backed securitization, in connection with which the Old Lessee and the Old Lessor acquired compressors under the Old Lessee and Old Lessor Bills of Sale or the Contribution Agreement, as the case may be, has been terminated and is no longer in force and effect and the notes issued in connection therewith are no longer outstanding thereunder;

          (r)    Additional Items.    The Insurer shall have received such other documents, instruments, approvals or opinions in form and substance reasonably satisfactory to the Insurer as shall be reasonably requested by the Insurer, including evidence reasonably satisfactory to the Insurer that the conditions precedent, if any, in the Related Documents have been satisfied; and

          (s)    Satisfactory Documentation.    The Insurer and its counsel shall have determined that all documents, the Series 2002-1 Notes, the Certificates and opinions to be delivered in connection with the Series 2002-1 Notes conform to the terms of the Indenture and this Insurance Agreement.

        Section 3.2    Payment of Fees and Premium.

          (a)    Legal and Accounting Fees.    Universal shall pay or cause to be paid on the Closing Date all reasonable legal fees, auditors' fees and disbursements incurred by the Insurer in connection with the issuance of the Policies and the other Related Documents through the Closing Date. Additional fees of the Insurer's counsel or auditors payable in connection with the Related Documents incurred after the Closing Date shall be paid by Universal as provided in Section 3.3 below.

          (b)    Rating Agency Fees.    Universal shall promptly pay the initial fees of the Rating Agencies with respect to the Series 2002-1 Notes, the Certificates and the transactions contemplated hereby following receipt of a statement with respect thereto, and shall pay or cause to be paid any subsequent fees of the Rating Agencies with respect to, and directly allocable to, the Series 2002-1 Notes and the Certificates. The Insurer shall not be responsible for any fees or expenses of the Rating Agencies. The fees for any other rating agency shall be paid by the party requesting such other agency's rating.

          (c)    Premium.    In consideration of the issuance by the Insurer of the Policies, the Issuer shall pay or cause to be paid, and Universal shall ultimately be obligated for the timely payment of the Premiums to the Insurer as set forth in the Premium Letter in accordance with and from the funds specified by Section 302 of the Indenture, commencing on the day the Policies are issued, until each Policy has terminated in accordance with its terms. The Premium paid under the Indenture shall be nonrefundable without regard to whether any notice is delivered to the Insurer requiring the Insurer to make any payment under the Policies or any other circumstances relating to the Series 2002-1 Notes or the Certificates or provision being made for payment of the Series 2002-1 Notes prior to maturity.

        Section 3.3    Reimbursement Obligation.

          (a)  Subject to the limitations set forth in the Letter Agreement, the Issuer agrees absolutely and unconditionally to reimburse the Insurer for any amounts paid by the Insurer under the Policies, plus the amount of any other due and payable and unpaid Reimbursement Amounts (as defined in each Policy), which reimbursement shall be due and payable on the date that any such amount is paid thereunder in an amount equal to the amounts so paid and all amounts previously paid that remain unreimbursed, together (without duplication) with interest on any and all amounts remaining unreimbursed (to the extent permitted by applicable law, if in respect of any unreimbursed amounts representing interest) from the date such amounts became due until paid in full (after as well as before judgment), at a rate of interest equal to the Late Payment Rate.

          (b)  Universal and the Issuer agree to pay to the Insurer, promptly, but in no event later than 30 days after receipt of an invoice, as follows: any and all charges, fees, costs and expenses (other than those covered under the Letter Agreement) that the Insurer may pay or incur, including reasonable attorneys' and accountants' fees and expenses, in connection with the Related Documents, including without limitation (i) the enforcement, defense or preservation of any rights in respect of any of the Related Documents, including defending, monitoring or participating in any litigation or Proceeding (including any insolvency proceeding in respect of any Transaction participant or any affiliate thereof) relating to any of the Related Documents, any party to any of the Related Documents (in its capacity as such a party) or the Transactions, including without limitation the costs and fees of inspections by the Insurer or audits or field examinations by accountants and the ongoing administration of the Transactions pursuant to the Related Documents, or (ii) any amendment, waiver or other similar action with respect to, or related to, any Related Document, whether or not executed or completed.

          (c)  Each of the Issuer and Universal agrees to pay to the Insurer on demand interest at the Late Payment Rate on any and all amounts described in Sections 3.3(b) and 3.4 after the date such amounts become due and payable until payment thereof in full.

        Section 3.4    Indemnification.

          (a)  In addition to any and all of the Insurer's rights of reimbursement, indemnification, subrogation and assignment, and to any other rights of the Insurer pursuant hereto or under law or in equity, Universal agrees to pay, and to protect indemnify and save harmless, the Insurer and its officers, directors, shareholders, employees, agents and each Person, if any, who controls the Insurer within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against, any and all claims, losses, liabilities, (including penalties), actions, suits, judgments, demands, damages, costs or expenses (including reasonable fees and expenses of attorneys, consultants and auditors and reasonable costs of investigations) of any nature arising out of or relating to the Related Documents or the Transactions by reason of:

            (i)    any statement, omission or action in connection with the offering, issuance, sale or delivery of any of the Series 2002-1 Notes or any of the Certificates;

            (ii)  the negligence, bad faith, willful misconduct, misfeasance, malfeasance or theft committed by any director, officer, employee or agent of Universal in connection with the Transactions;

            (iii)  the violation by Universal of any domestic or foreign law, rule or regulation, or any judgment, order or decree applicable to them;

            (iv)  the breach by Universal of any representation, warranty or covenant under any of the Related Documents; or

            (v)  the occurrence, in respect of Universal's duties as the Manager, under any of the Related Documents of any Manager Default or Universal Default or any event which, with the giving of notice or the lapse of time or both, would constitute a Manager Default or Universal Default.

          (b)  In addition to any and all of the Insurer's rights of reimbursement, indemnification, subrogation and assignment, and to any other rights of the Insurer pursuant hereto or under law or in equity, the Issuer agrees to pay, and to protect, indemnify and save harmless, the Insurer and its officers, directors, shareholders, employees, agents and each Person, if any, who controls the Insurer within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against, any and all claims, losses, liabilities (including penalties), actions, suits, judgments, demands, damages, costs or expenses (including reasonable fees and expenses of attorneys, consultants and auditors and reasonable costs of investigations), of any nature arising out of or relating to the Related Documents or the Transactions by reason of:

            (i)    any statement, omission or action in connection with the offering, issuance, sale or delivery of any of the Series 2002-1 Notes or any of the Certificates;

            (ii)  the negligence, bad faith, willful misconduct, misfeasance, malfeasance or theft committed by any director, officer, employee or agent of the Issuer in connection with the Transactions;

            (iii)  the violation by the Issuer of any domestic or foreign law, rule or regulation, or any judgment, order or decree applicable to them; or

            (iv)  the breach by the Issuer of any representation, warranty or covenant under any of the Related Documents.

          (c)  If any action or proceeding (including any governmental investigation) shall be brought or asserted against any Person (each, an "Indemnified Party") in respect of which the indemnity provided in Section 3.4(a) or (b) may be sought from Universal or the Issuer (the "Indemnifying Party") each such Indemnified Party shall promptly notify the Indemnifying Party in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of counsel satisfactory to the Indemnified Party and the payment of all expenses and legal fees; provided that failure to notify the Indemnifying Party shall not relieve it from any liability it may have to such Indemnified Party except to the extent that it shall be actually prejudiced thereby. The Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof at the expense of the Indemnified Party and may assume the defense of any such action or claim in reasonable cooperation with, and with the reasonable cooperation of, the Indemnifying Party; provided, however, that the fees and expenses of separate counsel to the Indemnified Party in any such proceeding shall be at the expense of the Indemnifying Party if (i) the Indemnifying Party has agreed to pay such fees and expenses, (ii) the Indemnifying Party shall have failed to assume the defense of such action or proceeding or employ counsel reasonably satisfactory to the Indemnified Party in any such action or proceeding within a reasonable time after the commencement of such action or (iii) the named parties to any such action or proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party (in which case, if the Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such action or proceeding on behalf of such Indemnified Party, it being understood, however, that the Indemnifying Party shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the Indemnified Parties, which firm shall be designated in writing by the Indemnified Party). Unless it shall be in default of its obligations hereunder, the Indemnifying Party shall not be liable for any settlement of any such action or proceeding effected without its written consent to the extent that any such settlement shall be prejudicial to the Indemnifying Party, which consent shall not be unreasonably withheld or delayed, but, if settled with its written consent, or if there is a final judgment for the plaintiff in any such action or proceeding with respect to which the Indemnifying Party shall have received notice in accordance with this subsection (c), the Indemnifying Party agrees to indemnify and hold the Indemnified Parties harmless from and against any loss or liability by reason of such settlement or judgment.

          (d)  To provide for just and equitable contribution if the indemnification provided by the Indemnifying Party is determined to be unavailable or insufficient to hold harmless any Indemnified Party (other than due to application of this Section), each Indemnifying Party shall contribute to the losses incurred by the Indemnified Party on the basis of the relative fault of the Indemnifying Party, on the one hand, and the Indemnified Party, on the other hand. The relative fault of each Indemnifying Party, on the one hand, and each Indemnified Party, on the other, shall be determined by reference to, among other things, whether the breach or alleged breach is within the control of, the Indemnifying Party or the Indemnified Party, and the parties relative intent, knowledge, access to information and opportunity to correct or prevent such breach. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

        Section 3.5    Payment Procedure.

        In the event of any payment by the Insurer for which reimbursement is sought under Section 3.3, the Issuer and Universal agree to accept the voucher or other evidence of payment as prima facie evidence of the propriety thereof and the liability, if any, described in Section 3.3 therefor to the Insurer. All payments to be made to the Insurer under this Insurance Agreement shall be made to the Insurer in lawful currency of the United States of America in immediately available funds at the notice address for the Insurer as specified in the Indenture by no later than 1:00 P.M. New York City time or as the Insurer shall otherwise direct by written notice to the other parties hereto on the date when due. In the event that the date of any payment to the Insurer or the expiration of any time period hereunder occurs on a day that is not a Business Day, then such payment or the expiration of such time period shall be made or shall occur on the next succeeding Business Day with the same force and effect as if such payment was made or time period expired on the scheduled date of payment or expiration date.

        Section 3.6    Subrogation.

          (a)  The parties hereto acknowledge that, to the extent of any payment made by the Insurer pursuant to the Policies, the Insurer shall be fully subrogated to the extent of such payment and any interest due thereon to the rights of (i) the Series 2002-1 Noteholders to any moneys paid or payable in respect of the Series 2002-1 Notes and (ii) the Certificateholders to any moneys payable in respect of the Certificates, under the Related Documents or otherwise subject to applicable law. The parties hereto agree to such subrogation and further agree to execute such instruments and to take such actions as, in the sole and reasonable judgment of the Insurer, are necessary to evidence such subrogation and to perfect the rights of the Insurer to receive any such moneys paid or payable in respect of the Series 2002-1 Notes and the Certificates under the Related Documents or otherwise.

        Section 3.7    Reserved.

ARTICLE IV

FURTHER AGREEMENTS

        Section 4.1    Effective Date; Term of this Insurance Agreement.

        This Insurance Agreement shall take effect on the Closing Date and shall remain in effect until the later of (a) such time as the Insurer is no longer subject to a claim under the Policies and the Policies shall have been surrendered to the Insurer for cancellation and (b) such time as all amounts payable to the Insurer by the Issuer, the Head Lessee or Universal hereunder or under the Related Documents, the Series 2002-1 Notes and the Certificates shall have been irrevocably paid and redeemed in full and such Series 2002-1 Notes and the Certificates shall have been cancelled; provided, however, that the provisions of Sections 3.2, 3.3 and 3.4 shall survive any termination of this Insurance Agreement.

        Section 4.2    Further Assurances and Corrective Instruments.

          (a)  Neither Universal, the Issuer nor the Indenture Trustee shall grant any waiver of rights under any of the Related Documents to which any of them is a party which requires the consent of Ambac, the Control Party or the Series Enhancer to waive any rights thereunder without the prior written consent of the Insurer and any such waiver without obtaining the required prior written consent of the Insurer shall be null and void and of no force or effect.

          (b)  Each of the parties hereto agrees that it will, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such supplements hereto and such further instruments as the Insurer may reasonably request and as may be required in the Insurer's reasonable judgment to effectuate the intent and purpose of this Insurance Agreement and the other Related Documents. Without limiting the foregoing, to the extent such authorization shall be required by law, each of the Universal Parties which is a party to any of the Related Documents hereby authorizes the Indenture Trustee and the Control Party, at the expense of the Issuer, in the event the Issuer has failed to do so upon request (provided no such request shall be required if there shall exist any Insolvency Proceeding), to execute and file financing statements covering the Collateral covered by any Assignment or owned by the Issuer in such jurisdictions as may be required to confirm title thereto and perfect and maintain the lien thereon, including, without limitation, filings required to maintain perfection pursuant to revised Article 9 of the Uniform Commercial Code. In addition, each of the parties hereto agrees to cooperate with the Rating Agencies in connection with any review of the Transactions conducted during normal business hours and in a manner that does not unreasonably disrupt the business of Universal or the Issuer, that may be undertaken by the Rating Agencies after the date hereof upon prior written notice.

          (c)  Universal shall not cause or permit the Issuer to issue any notes or other evidences of indebtedness, or to otherwise incur any indebtedness, other than the indebtedness represented by the Series 2002-1 Notes or the Certificates or trade or other accounts payable in the ordinary course of business and not more than 90 days past due.

          (d)  Universal and the Indenture Trustee shall promptly (but in no event more than two (2) Business Days after such notice is delivered) provide the Insurer with copies of all notices of termination, non-compliance or default, in each case delivered pursuant to any Related Document in regard to the Collateral, and, at least two (2) Business Days prior to execution thereof, copies of any proposed amendments, modifications, waivers or supplements to such Related Document to the extent notice to, or the consent of, Ambac, the Control Party or the Series Enhancer is required in connection with any amendments, modifications, waivers or supplements thereto.

        Section 4.3    Obligations Absolute.

          (a)  The obligations of the Universal Parties hereunder shall be absolute and unconditional and shall be paid or performed strictly in accordance with this Insurance Agreement and the other Related Documents under all circumstances irrespective of:

            (i)    any lack of validity or enforceability of, or any amendment or other modifications of, or waiver with respect to, any of the Related Documents, the Series 2002-1 Notes or the Certificates;

            (ii)  any exchange or release of any other obligations hereunder;

            (iii)  the existence of any claim, setoff, defense, reduction, abatement or other right that a Universal Party which is a party to any of the Related Documents may have at any time against the Insurer or any other Person;

            (iv)  any document presented in connection with the Policies proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

            (v)  any payment by the Insurer under any Policy against presentation of a certificate or other document that does not strictly comply with the terms of such Policy;

            (vi)  any failure of the Universal Parties to receive the proceeds from the sale of (A) the Series 2002-1 Notes or (B) the Certificates; and

            (vii) any other circumstances, other than payment in full, that might otherwise constitute a defense available to, or discharge of, such party in respect of any Related Document.

          (b)  The Universal Parties and any and all others who are now or may become liable for all or any part of the obligations of the Universal Parties under this Insurance Agreement agree to be bound by this Insurance Agreement and (i) to the extent permitted by law, waive and renounce any and all redemption and exemption rights and the benefit of all valuation and appraisement privileges against the indebtedness and obligations evidenced by any Related Document or by any extension or renewal thereof; (ii) waive presentment and demand for payment, notices of nonpayment and of dishonor, protest of dishonor and notice of protest; (iii) waive all notices in connection with the delivery and acceptance hereof and all other notices in connection with the performance, default or enforcement of any payment hereunder, except as required by the Related Documents; (iv) waive all rights of abatement, diminution, postponement or deduction, all defenses, other than payment, and all rights of setoff or recoupment arising out of any breach under any of the Related Documents, by any party thereto or any beneficiary thereof, or out of any obligation at any time owing to any of the Universal Parties; (v) agree that their liabilities hereunder shall be unconditional and without regard to any setoff, counterclaim or the liability of any other Persons for the payment hereof; (vi) agree that any consent, waiver or forbearance hereunder with respect to an event shall operate only for such event and not for any subsequent event; (vii) consent to any and all extensions of time that may be granted by the Insurer with respect to any payment hereunder or other provisions hereof and to the release of any security at any time given for any payment hereunder, or any part thereof, with or without substitution, and to the release of any Person or entity liable for any such payment; and (viii) consent to the addition of any and all other makers, endorsers, guarantors and other obligors for any payment hereunder, and to the acceptance of any and all other security for any payment hereunder, and agree that the addition of any such obligors or security shall not affect the liability of the parties hereto for any payment hereunder.

          (c)  Nothing herein shall be construed as prohibiting any party hereto from pursuing any rights or remedies it may have against any Person in a separate legal proceeding.

        Section 4.4    Assignments; Reinsurance; Third-Party Rights.

          (a)  This Insurance Agreement shall be a continuing obligation of the parties hereto and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. None of the Universal Parties or the Issuer may assign its rights under this Insurance Agreement, or delegate any of its duties hereunder, without the prior written consent of the Insurer. Any assignments made in violation of this Insurance Agreement shall be null and void.

          (b)  The Insurer shall have the right to give participations in its rights under this Insurance Agreement and to enter into contracts of reinsurance with respect to the Policies upon such terms and conditions as the Insurer may in its discretion determine; provided, however, that no such participation or reinsurance agreement or arrangement shall relieve the Insurer of any of its obligations hereunder or under the Policies, and provided, further, that any reinsurer or participant will not have any rights against the Universal Parties, the Series 2002-1 Noteholders, the Certificateholders or the Indenture Trustee and that the Universal Parties, the Series 2002-1 Noteholders, the Certificateholders and the Indenture Trustee shall have no obligation to have any communication or relationship with any reinsurer or participant in order to enforce the obligations of the Insurer hereunder and under the Policies.

          (c)  In addition, the Insurer shall be entitled to assign or pledge to any bank, other lender or reinsurer providing liquidity or credit with respect to the Transactions or the obligations of the Insurer in connection therewith, any rights of the Insurer under the Related Documents or with respect to any real or personal property or other interests pledged to the Insurer or in which the

  Insurer has a security interest, in connection with the Transaction, subject in each case to the Liens granted pursuant to the Related Documents, provided, that no such bank or other lender shall thereby obtain any direct right against the Universal Parties, the Series 2002-1 Noteholders, the Certificateholders or the Indenture Trustee, and further provided, that no such assignment or pledge shall give any assignee the right to exercise any discretionary authority that the Related Documents provide shall be exercisable by the Insurer or relieve the Insurer of any of its obligations hereunder or under the Policies provided, however, that no such participation or reinsurance agreement or arrangement shall relieve the Insurer of any of its obligations hereunder or under the Policies.

          (d)  Except as provided herein with respect to participants and reinsurers, nothing in this Insurance Agreement shall confer any right, remedy or claim, express or implied, upon any Person not a party hereto, including, particularly, any Series 2002-1 Noteholder or any Certificateholder, other than the rights of the Insurer against the Universal Parties and all the terms, covenants, conditions, promises and agreements contained herein shall be for the sole and exclusive benefit of the parties hereto and their successors and permitted assigns. Neither the Indenture Trustee nor any Series 2002-1 Noteholder nor any Certificateholder shall have any right to payment from any Premiums paid or payable hereunder or under the Indenture or from any amounts paid by the Issuer or Universal pursuant to Sections 3.3 or 3.4.

        Section 4.5    Liability of the Insurer.

        Neither the Insurer nor any of its officers, directors or employees shall be liable or responsible for: (a) the use that may be made of the Policies by the Indenture Trustee or for any acts or omissions of the Indenture Trustee in connection therewith; or (b) the validity, sufficiency, accuracy or genuineness of documents delivered to the Insurer in connection with any claim under the Policies, or of any signatures thereon, even if such documents or signatures should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged (unless the Insurer shall have actual knowledge thereof). In furtherance and not in limitation of the foregoing, the Insurer may accept documents that appear on their face to be in order, without responsibility for further investigation.

        Section 4.6    Confidentiality.

        Ambac agrees that it will use its best reasonable efforts not to disclose, without the prior consent of Universal (other than to its, or its Affiliates, accountants, auditors, counsel, directors, employees, officers or other representatives, whether now existing or any subsequent time), any information with respect to the projections delivered pursuant to Section 2.2(h) of this Agreement, provided, that Ambac may disclose any such information (i) as has become generally available to the public, (ii) as may be required or appropriate in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over Ambac, or any insurance regulator or rating agency, (iii) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation or regulatory proceeding, (iv) in order to comply with any law, order, regulation or ruling applicable to Ambac, (v) to any reinsurer or (vi) to any potential reinsurer.

ARTICLE V

DEFAULTS AND REMEDIES

        Section 5.1    Defaults.

        The occurrence of any of the following events shall constitute an "Event of Default" hereunder:

          (a)  Any representation or warranty made by any of the Universal Parties hereunder or under the Related Documents, or in any certificate furnished hereunder or under the Related Documents, shall prove to be untrue or misleading in any material respect; provided, however, that if such Universal Party effectively cures any such defect in any representation or warranty under any Related Document or certificate or report furnished under any Related Document, within the time period specified in the related document as the cure period therefor, such defect shall not in and of itself constitute an Event of Default;

          (b)  (i) Universal or the Issuer shall fail to pay or deposit when due any amount required to be paid or deposited by it hereunder or under any other Related Document after giving effect to any applicable time period, if any, specified in the Related Documents, or (ii) a legislative body has enacted any law that declares or a court of competent jurisdiction shall find or rule that this Insurance Agreement or the Indenture is not valid and binding on the Universal Parties hereto or thereto;

          (c)  The occurrence and continuance of an event of default under and as defined in the Indenture and any other Related Document;

          (d)  The occurrence and continuance of a Manager Default;

          (e)  The occurrence and continuance of a Universal Event; or

          (f)    Any failure on the part of any Universal Party duly to observe or perform in any material respect any other of the covenants or agreements on the part of such Universal Party contained in this Insurance Agreement or in any other Related Document which continues unremedied beyond any cure period provided therein, or, in the case of this Insurance Agreement, for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Issuer by the Insurer (with a copy to the Indenture Trustee) or by the Indenture Trustee (with a copy to the Insurer).

        Section 5.2    Remedies; No Remedy Exclusive.

          (a)  Upon the occurrence of an Event of Default hereunder, the Insurer may take whatever action at law or in equity as may appear necessary or desirable in its judgment to collect the amounts, if any, then due under this Insurance Agreement, the Contribution Agreement, the Sale Agreement, the Management Agreement, the Indenture, the Partnership Agreement or any other Related Document or to enforce performance and observance of any obligation, agreement or covenant of the Universal Parties under this Insurance Agreement, the Contribution Agreement, the Sale Agreement, the Management Agreement, the Indenture, the Partnership Agreement or any other Related Document, either in its own capacity or in its capacity as Control Party.

          (b)  Unless otherwise expressly provided, no remedy herein conferred or reserved is intended to be exclusive of any other available remedy, but each remedy shall be cumulative and shall be in addition to other remedies given under this Insurance Agreement, the Contribution Agreement, the Sale Agreement, the Management Agreement, the Indenture, the Partnership Agreement or any other Related Document, or existing at law or in equity. No delay or omission to exercise any right or power accruing under this Insurance Agreement, the Contribution Agreement, the Sale Agreement, the Management Agreement, the Indenture, the Partnership Agreement or any other Related Document upon the happening of any event set forth in Section 5.1 shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle Insurer to exercise any remedy reserved to the Insurer in this Article, it shall not be necessary to give any notice, other than such notice as may be required by this Article, provided that to the extent notice is required in respect of an Event of Default under the other Related Documents and such notice shall have been given thereunder, no additional notice shall be required hereunder.

          (c)  Each party to this Insurance Agreement hereby agrees that, in addition to any other rights or remedies existing in its favor, it shall be entitled to specific performance and/or injunctive relief in order to enforce any of its rights or any obligation owed to it under the Related Documents.

        Section 5.3    Waivers.

          (a)  No failure by the Insurer to exercise, and no delay by the Insurer in exercising, any right hereunder shall operate as a waiver thereof. The exercise by the Insurer of any right hereunder shall not preclude the exercise of any other right, and the remedies provided herein to the Insurer are declared in every case to be cumulative and not exclusive of any remedies provided by law or equity.

          (b)  The Insurer shall have the right, to be exercised in its complete discretion, to waive any Event of Default hereunder, by a writing setting forth the terms, conditions and extent of such waiver signed by the Insurer and delivered to the Issuer and the Indenture Trustee. Unless such writing expressly provides to the contrary, any waiver so granted shall extend only to the specific event or occurrence which gave rise to the Event of Default so waived and not to any other similar event or occurrence which occurs subsequent to the date of such waiver.

ARTICLE VI

MISCELLANEOUS

        Section 6.1    Amendments, Etc.

        This Insurance Agreement may be amended, modified, supplemented or terminated only by written instrument or written instruments signed by the parties hereto. No consent of any reinsurer or participant contracted with by the Insurer pursuant to Section 4.4(b) shall be required for any amendment, modification, supplement or termination hereof. The Issuer agrees to provide a copy of any amendment to this Insurance Agreement promptly to the Indenture Trustee and the Rating Agencies. No act or course of dealing shall be deemed to constitute an amendment, modification, supplement or termination hereof. The other Related Documents may be amended, modified or supplemented only with the prior written consent of the Insurer, to the extent that the Insurer is the Control Party or the Series Enhancer and such consent is required pursuant to the terms of the applicable Related Document, and any amendment, modification or supplement without such consent shall be null and void and of no force and effect.

        Section 6.2    Notices.

        All demands, notices and communications hereunder shall be in writing, personally delivered, or by facsimile (with subsequent telephone confirmation of receipt thereof), or sent by internationally recognized overnight courier service, (a) in the case of Universal, at the following address: 4444 Brittmoore Road, Houston, Texas 77041, (b) in the case of the Issuer, at the following address: 2911 Turtle Creek Blvd., Suite 1240, Dallas, Texas 75215, Attention: General Counsel, (c) in the case of each Rating Agency, at its address as set forth in the Series 2002-1 Supplement, (d) in the case of the Insurer, at the following address: Ambac Assurance Corporation One State Street Plaza, New York, New York 10004, Attention: Structured Finance Department—ABS, and (e) in the case of Indenture Trustee at the following address: MAC N9311-161 Sixth Street and Marquette Avenue, Minneapolis, Minnesota 554079, Attention: Corporate Trust Services-Asset-Backed Administration. Notice shall be effective and deemed received (a) two days after being delivered to the courier service, if sent by courier, (b) upon receipt of confirmation of transmission, if sent by facsimile, or (c) when delivered, if delivered by hand.

        Section 6.3    Severability.

        In the event that any provision of this Insurance Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, the parties hereto agree that such holding shall not invalidate or render unenforceable any other provision hereof. The parties hereto further agree that the holding by any court of competent jurisdiction that any remedy pursued by any party hereto is unavailable or unenforceable shall not affect in any way the ability of such party to pursue any other remedy available to it.

        Section 6.4    Consent to Jurisdiction.

        ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST ANY PARTY HERETO ARISING OUT OF OR RELATING TO THIS INSURANCE AGREEMENT, OR ANY TRANSACTION CONTEMPLATED HEREBY, MAY BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, STATE OF NEW YORK, AND EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND, SOLELY FOR THE PURPOSES OF ENFORCING THIS AGREEMENT, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING. EACH OF THE PARTIES HERETO HEREBY CONSENTS TO SERVICE OF PROCESS BY REGISTERED MAIL, FEDERAL EXPRESS OR SIMILAR COURIER SERVICE AT THE ADDRESS AT WHICH NOTICES ARE TO BE GIVEN, IT BEING AGREED THAT SERVICE IN SUCH MANNER SHALL CONSTITUTE VALID SERVICE UPON SUCH PARTY AND ITS SUCCESSORS AND ASSIGNS IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING; PROVIDED, HOWEVER, THAT NOTHING IN THIS SECTION 6.4 SHALL AFFECT THE RIGHT OF ANY SUCH PARTY OR ITS SUCCESSORS AND ASSIGNS TO SERVICE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

        Section 6.5    Consent of the Insurer.

        In the event that the consent of the Insurer is required under any of the Related Documents, the determination whether to grant or withhold such consent shall be made by the Insurer in writing and in its sole discretion without any implied duty towards any other Person.

        Section 6.6    Counterparts.

        This Insurance Agreement may be executed in any number of counterparts, each of which when so delivered shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. Each such agreement shall become effective upon the execution of a counterpart hereof or thereof by each of the parties hereto.

        Section 6.7    Headings.

        The captions or headings in this Insurance Agreement are for convenience only and in no way define, limit or describe the scope or intent of any provisions or sections of this Insurance Agreement.

        Section 6.8    Governing Law.

        THIS AGREEMENT SHALL BE CONSTRUED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAWS BUT OTHERWISE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW, THAT WOULD RESULT IN APPLICATION OF LAWS OTHER THAN NEW YORK, AND THE RIGHTS, OBLIGATIONS AND REMEDIES OF THE PARTIES HERETO SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

        Section 6.9    Waiver of Immunity.

        To the extent that any party hereto or any of its property is or becomes entitled at any time to any immunity on the grounds of sovereignty or otherwise from any legal actions, suits or proceedings, from set-off or counterclaim, from the jurisdiction or judgment of any competent court, from service of process, from execution of a judgment, from attachment prior to judgment, from attachment in aid of execution, or from execution prior to judgment, or other legal process in any jurisdiction, such party, for itself and its successors and assigns and its property, does hereby irrevocably and unconditionally waive, and agrees not to plead or claim, any such immunity with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Insurance Agreement, the other Related Documents or the subject matter hereof or thereof, subject, in each case, to the provisions of the Related Documents and mandatory requirements of applicable law.

        Section 6.10    Limited Liability.

        No recourse under any Related Document shall be had against, and no personal liability shall attach to, any officer, employee, director, affiliate or shareholder of any party hereto, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise in respect of any of the Related Documents, the Series 2002-1 Notes, the Certificates or the Policies, it being expressly agreed and understood that each Related Document is solely a corporate obligation of each party hereto, and that any and all personal liability, either at common law or in equity, or by statute or constitution, of every such officer, employee, director, affiliate or shareholder for breaches of any party hereto of any obligations under any Related Document is hereby expressly waived as a condition of and in consideration for the execution and delivery of this Insurance Agreement.

        Section 6.11    Entire Agreement; Facsimile Signatures.

        This Insurance Agreement, the Premium Letter and the Policies set forth the entire agreement between the parties with respect to the subject matter hereof and thereof, and supersede and replace any agreement or understanding that may have existed between the parties prior to the date hereof in respect of such subject matter. Execution and delivery of this Insurance Agreement by facsimile signature shall constitute execution and delivery of this Insurance Agreement for all purposes hereof with the same force and effect as execution and delivery of a manually signed copy hereof.

        Section 6.12    Indenture Trustee.

        The Indenture Trustee hereby acknowledges and agrees to perform all its obligations and duties pursuant to the Related Documents to which it is a party.

        Section 6.13    Third-Party Beneficiary.

        Each of the parties hereto agrees that the Insurer shall have all rights of an intended third-party beneficiary in respect of each of the Related Documents, including the right to enforce the respective obligations of the parties thereunder.

        Section 6.14    Successor and Assigns.

        This Insurance Agreement and all obligations of each of the parties hereto shall be binding upon its successors and assigns. This Insurance Agreement may not be assigned by Universal or the Issuer without the prior written consent of the Insurer.

        Section 6.15    No Proceedings.

        Each of the parties hereto agrees that it will not institute against the Issuer, the Head Lessee, the General Partner or Universal Compression Member 2002 Corp. any involuntary proceeding or otherwise institute any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceeding under any federal or state bankruptcy or similar law until the date which is one year and one day since the last day on which any Series 2002-1 Note or Certificate shall have been outstanding.

        A PERSON WHO FILES A CLAIM WITH INTENT TO DEFRAUD OR HELPS COMMIT A FRAUD AGAINST AN INSURER IS GUILTY OF A CRIME.

        IN WITNESS WHEREOF, the parties hereto have executed this Insurance Agreement, all as of the day and year first above mentioned.

AMBAC ASSURANCE CORPORATION, as Insurer
By:	/s/ HARRIS C. HARRIS
Name:
Title:
BRL UNIVERSAL COMPRESSION FUNDING I 2002, L.P., as Issuer
By:	BRL Universal Compression Management 2002, Inc., its general partner
By:	/s/ DANIEL D.BOECKMAN
Name:
Title:
UCO COMPRESSION 2002 LLC, as Head Lessee
By:	/s/ RICHARD W. FITZGERALD
	Name:	Richard W. FitzGerald
	Title:	Sr. Vice President
UNIVERSAL COMPRESSION, INC. as Contributor and Manager
By:	/s/ RICHARD W. FITZGERALD
	Name:	Richard W. FitzGerald
	Title:	Sr. Vice President
WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Indenture Trustee
By:	/s/ EDNA BARBER
	Name:	Edna Barber
	Title:	Assistant Vice President

QuickLinks

  EXHIBIT 10.9
PRELIMINARY STATEMENTS
ARTICLE I DEFINITIONS
ARTICLE II REPRESENTATIONS, WARRANTIES AND COVENANTS
ARTICLE V DEFAULTS AND REMEDIES
ARTICLE VI MISCELLANEOUS